Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of August 17, 2017 (the “Effective Date”), is entered into by and between by and between Sarepta Therapeutics, Inc., a Delaware corporation (the “Company”), and Edward M. Kaye, M.D. (the “Consultant”).

WITNESSETH

WHEREAS, as of the Effective Date, the Consultant is no longer an employee or a member of the Board of Directors of the Company, however, the Consultant has invaluable knowledge and expertise regarding the Company and its activities (the “Business”); and

WHEREAS, due to the Consultant’s knowledge and expertise, the Company wishes to have the cooperation of, and access to, the Consultant; and

WHEREAS, the Company and the Consultant have mutually agreed that the Consultant shall serve as an advisor to the Company on the terms and subject to the conditions hereinafter specified.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.Term of Consulting Period.  The Consultant shall render consulting services, on the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending upon the first to occur of (a) the Consultant’s death or permanent disability and (b) the date that is one year after the Effective Date (the “Initial Consulting Period”).  At the conclusion of the Initial Consulting Period, the term of this Agreement may be extended for up to an additional one year (the “Renewal Consulting Period”), at the option of the Company, by the Company giving written notice to the Consultant.  The period of time between the Effective Date and the termination of the Consultant’s service to the Company hereunder shall be referred to herein as the “Consulting Period.”

2.Consulting Services.  During the Consulting Period, the Consultant shall (a) answer questions with respect to matters that were previously within the scope of the Consultant’s responsibilities as President and Chief Executive Officer of the Company, (b) cooperate with the Company with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of the Consultant’s duties and responsibilities to the Company or its affiliates during his term as a President and Chief Executive Officer of the Company (including, without limitation, the Consultant being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into the Consultant’s possession during his term as President and Chief Executive Officer of the Company) and (c) provide general consulting services to the Company in respect of the Business.  Such consulting services shall be performed at such place or places as shall be mutually agreed upon by the Consultant and the Company.

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3.Level of Services During the Consulting Period.  During the Consulting Period, the Consultant shall provide services as a senior level consultant to the Company on an as‑needed basis with regard to matters of the Company and the Business, as mutually agreed to by Consultant and the Company.  Notwithstanding anything to the contrary herein, the parties hereby agree that (i) it is anticipated that the level of services provided by the Consultant to the Company during the Consulting Period shall be less than twenty percent (20%) of the average level of services provided by the Consultant to the Company over the thirty‑six (36) month period preceding the Effective Date but in no event more than ten (10) hours a week during the Consulting Period, and (ii) it is intended that the Consultant’s change in status from President and Chief Executive Officer of the Company to consultant hereunder shall be a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively “Code Section 409A”).

4.Consideration.  In consideration for agreeing to provide the consulting services set forth in Section 2, during the Consulting Period the Consultant shall be paid a consulting fee of $500.00 per hour during the Consulting Period (the “Consulting Fee”), payable in arrears, with the first payment beginning thirty (30) days after the Effective Date.

5.Expenses.  The Company shall reimburse the Consultant pursuant to the Company’s reimbursement policies for any reasonable business expenses incurred by the Consultant in connection with the performance of the consulting services requested by Company and described in Section 3.

6.Sole Consideration.  Except as specifically provided herein, the Consultant shall be entitled to no compensation or benefits with respect to the consulting services from the Company and will be credited with no service or age credit for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of the Company.  Notwithstanding the foregoing, the Consultant shall be entitled to continued vesting of any outstanding equity awards during the Consulting Period that did not vest and were not vested on the date of the Consultant’s termination of employment (excluding any Performance Awards), solely to the extent permitted by and in accordance with the Consultant’s Employment Agreement dated September 20, 2016, and the terms of the applicable equity award agreement.  In addition, Consultant may exercise any options in accordance with the terms of the plan and/or award agreement applicable to said options.  Consultant expressly acknowledges and agrees that his obligations under the Employment Agreement, including under Sections 10 and 11 of the Employment Agreement and under the Confidential Proprietary Rights and Non-Disclosure Agreement between Executive and the Company, dated as of June 14, 2013, continue and remain in full force and effect, notwithstanding anything in this Agreement.

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7.Status as an Independent Contractor.  The Company and the Consultant acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which the Consultant provides consulting services hereunder, and that in performing consulting services pursuant to this Agreement the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Company or any entity for which the Company provides services.  The Consultant acknowledges that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fees payable hereunder.

8.Termination of Consulting Arrangement.  The parties hereto expect that this consulting arrangement will continue for the full term of the Consulting Period, but the Company may terminate the Consulting Period prior to the end of the scheduled Consulting Period upon written notice provided to the Consultant, without further obligation hereunder other than the payment of any earned but unpaid amounts due hereunder.  Upon termination or expiration of the Consulting Period, Consultant shall sign a supplemental release in a form substantially similar to that included in the employment agreement dated September 20, 2016.

9.Miscellaneous.

(a)Successors and Assigns.  This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and the Consultant and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees.  This Agreement is personal in nature and the Consultant shall not, without the written consent of the Company, assign, transfer or delegate this Agreement or any rights or obligations hereunder.

(b)Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to such state’s laws and principles regarding the conflict of laws.

(c)Amendment.  No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Consultant and the Company.

(d)Notice.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Consultant:

At the address most recently on the books and records of the Company.

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if to the Company:

Sarepta Therapeutics, Inc.
215 First St.
Cambridge, MA 02142
Attention: Ty Howton, General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(e)Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)Counterparts.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)Taxes.  Notwithstanding the foregoing, all payments and other consideration made or provided to Consultant as an independent contractor consultant to the Company under this Agreement shall be made or provided without withholding or deduction of any kind, and Consultant shall assume sole responsibility for discharging all tax or other obligations associated therewith.

(h) Code Section 409A.  This Agreement is intended to comply with or be exempt from the applicable requirements of Code Section 409A to the extent applicable, and this agreement shall be interpreted to comply with or be exempt from Code Section 409A.  In no event whatsoever shall the Company or its affiliates be liable for any additional tax, interest or penalties that may be imposed on Consultant by Code Section 409A or for any damages for failing to comply with Code Section 409A.  With regard to the  reimbursement of any costs and expenses or the provision of any in-kind benefits that are to be paid or provided to the Consultant hereunder and that are subject to the requirements of  Code Section 409A (after taking into account all applicable exclusions and exemptions), (i) the Consultant’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) any such reimbursement of expenses shall be made on or before the last day of the calendar year following the calendar year in which such  expenses were incurred.

10. Restrictive Covenants.  Consultant expressly acknowledges and agrees that during the Consulting Period his obligations under the Confidential Proprietary Rights and Non-Disclosure Agreement between Consultant and the Company, dated as of June 14, 2013, continue and remain in full force and effect pursuant to Section 1.8 thereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

SAREPTA THERAPEUTICS, INC.

By:	/s/ Douglas S. Ingram

Name: Douglas S. Ingram

Title: President and Chief Executive Officer

CONSULTANT

By:	/s/ Edward M. Kaye, M.D.

Name: Edward M. Kaye, M.D.

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